UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Florida Rock Industries, Inc.

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This filing relates to the announced acquisition of Florida Rock Industries, Inc. (“Florida Rock”) by Vulcan Materials Company (“Vulcan Materials”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Vulcan Materials, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.
Important Information
This document may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF FLORIDA ROCK ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to shareholders of Florida Rock. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and from www.vulcanfloridarock.com, www.vulcanmaterials.com or www.flarock.com.
Vulcan Materials, Florida Rock and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Vulcan Materials’ directors and executive officers is available in Vulcan Materials’ proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 13, 2006, and information regarding Florida Rock’s directors and executive officers is available in Florida Rock’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on December 27, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

On February 20, 2007, Florida Rock Industries, Inc. held a conference call with its employees, a transcript of which is attached.

FLORIDA ROCK INDUSTRIES EMPLOYEE CALL
February 20, 2007
Corporate Speaker
•	John Baker Florida Rock Industries President and CEO
PRESENTATION
Operator: Good morning, and welcome to the Florida Rock Employees Conference Call.
[OPERATOR INSTRUCTIONS]
I would now like to turn the presentation over to Mr. John Baker, President and CEO, of Florida Rock. Sir, you may begin.
John Baker: Good morning to all of you, and thanks for joining this call. But, I appreciate you taking the time to do so and your interest is gratifying. Our Board approved a merger agreement yesterday whereby Vulcan Materials Company will acquire all of the stock of Florida Rock. 70% of the consideration will be in cash, and 30% will be in stock. The cash price is $67 per share, and the stock trade is 0.63 shares of Vulcan for each share of Florida Rock. Based on their closing price on Friday, this is a blended purchase price of $68.03. That, of course, will change as the price of Vulcan stock goes up or down between now and closing.
I tell you this with a great deal of mixed emotions. It’s a very fair deal for our shareholders. The premium over Friday’s close was 45%, and the price is equal to 11.2 times our trailing, 12 months of cash flow as measured by earnings before interest, taxes and depreciation. These are big numbers for our industry and numbers that, in my opinion, the Board had to consider as fiduciaries on behalf of our shareholders. Vulcan came to us. We did not go to them. And they did so, because they recognized the value in the company that you and many others have worked so hard to create.
Additionally, I think that the merged company is a powerful force with a very strong presence in the best growth markets in the US. I am exceptionally excited about the stock portion of the deal, because I’m so bullish on this combined company. Their culture is very similar to ours. They work hard and are very focused on operational excellence. They have been one of Fortune Magazine’s most admired companies six out of the last seven years. It will take four to six months to close this deal. We have to get approval from the Securities and Exchange Commission, and we will need to get clearance from the antitrust regulators as well.
After closing, they will form a new Florida Rock division with our Jacksonville office as division headquarters. Tom Baker will be the division President, and all the combined assets in Florida for both companies will report to him. Our other operations will fold into their existing divisions.

For example, both our Northern Concrete and Arundel operations will be in their mid-east division, and our Georgia operations will be in their Georgia division.
They have said that they view this as a growth opportunity, and they do not anticipate large-scale layoffs. Inevitably however, they will trim overhead where it is duplicative. To provide for that, we have negotiated severance packages that are very fair to help employees who are let go as part of this transition.
As we move through the process, we will keep you all updated. During the upcoming months, I will be looking to all of you to ensure that we remain focused on our everyday business. In other words, it’s got to be business as usual. I trust you all to use your best judgment as to what you believe is the most effective way to approach your co-employees and our customers.
It is also important to be aware that there are limits imposed by federal securities and anti-trust laws on what information we may share and what actions we may take in the coming months while this transaction is being finalized. Let me give you a few dos and don’ts.
First of all, we must not talk to customers jointly with Vulcan Materials sales people. We must not discuss the timing of the transaction beyond what is disclosed in the press release. If such questions arise, direct customers to the transaction website at www.vulcanfloridarock.com for the most up-to-date information. You, of course, should utilize that website for your own purposes as well.
We must not give customers the impression that the combination has occurred until it actually does. Vulcan Materials and Florida Rock remain independent competitors until closing. And we must not call a counterpart at Vulcan to discuss any customer issues, unless you would have done so in the ordinary course of business, absent the proposed transaction. Obviously, one of the most important things we can do at this time of transition is to keep focused and observe our customers’ will.
On a personal note, I want to thank all of you. We’ve had a great run of it, and each of you has made a big contribution. You’ve created a business that has rewarded our shareholders in a large way. I think the FRI/Vulcan combination can take these operations to the next level, and I hope you will make that happen. I believe firmly that the new company will be a powerful force. We will make them better, and they will make us better.
This is an emotional moment for the Baker family. Ted’s and my dad started the company 78 years ago, and we’ve worked here all of our business lives, as have many of you. I’m grateful for having had the opportunity to work with such a terrific team. I thank you so much.
Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.